United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

December 19, 2013

Date of Report (Date of earliest event reported)

Overseas Shipholding Group, Inc.

(Exact Name of Registrant as Specified in Charter)

1-6479-1

Commission File Number

Delaware	13-2637623
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1301 Avenue of the Americas

New York, New York  10019

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 953-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01                  Other Events.

As previously reported, on November 14, 2012, Overseas Shipholding Group, Inc. (“OSG”) and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the U.S. Code in the Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

On December 19, 2013, the Internal Revenue Service (the “IRS”) filed with the Bankruptcy Court-appointed claims agent claim number 1654, an amended proof of claim (the “Amended Proof of Claim”), a priority claim against OSG for corporate income tax and interest for the years 2004, 2005, 2009, 2010 and 2011, in the amount of $264,277,962.29. The Amended Proof of Claim amends claim number 82 (the “Initial Proof of Claim”), in the amount of $463,013,177.63. The Amended Proof of Claim reflects the result of extensive discussions between representatives of OSG and the IRS concerning the calculation of OSG’s tax liability and follows OSG’s agreement (subject to Bankruptcy Court approval) on December 13, 2013 with a notice of proposed adjustment issued by the IRS, which provides that OSG will include additional taxable income under Section 956 of the Internal Revenue Code in respect of 2010 and 2011. On December 19, 2013, the IRS additionally filed with the Bankruptcy Court-appointed claims agent claim number 1653, an amended administrative claim (the “Amended Administrative Claim”), an administrative claim against OSG for corporate income tax, interest and penalties for 2012, in the amount of $1,659,739.94. The Amended Administrative Claim amends claim number 1650 (the “Initial Administrative Claim”), in the amount of $1,654,764.80.

The Amended Proof of Claim, the Initial Proof of Claim, the Amended Administrative Claim and the Initial Administrative Claim are available electronically, on the internet website of the claims agent Kurtzman Carson Consultants, LLC, at http://www.kccllc.net/osg. Information set forth on the foregoing web site or filed with the Bankruptcy Court shall not be deemed to be part of or incorporated by reference into this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSEAS SHIPHOLDING GROUP, INC.
(Registrant)

Date: December 19, 2013	By	/s/James I. Edelson
Name: James I. Edelson Title: Senior Vice President, General Counsel and Secretary